UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Astro-Med, Inc.

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Astro-Med, Inc.

Astro-Med Industrial Park

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 11, 2004

To	the Shareholders of Astro-Med, Inc.:

Notice is hereby given that the 2004 Annual Meeting of Shareholders of Astro-Med, Inc. (the “Company”) will be held at the offices of the Company, Astro-Med Industrial Park, 600 East Greenwich Avenue, West Warwick, Rhode Island on Tuesday May 11, 2004, beginning at 10:00 a.m., for the purpose of considering and acting upon the following:

(1)	Electing five directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified.

(2)	Transacting such other business as may properly come before the meeting.

The close of business on March 26, 2004 has been fixed as the record date for determining shareholders entitled to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Margaret D. Farrell

Secretary

April	12, 2004

Kindly fill in, date and sign the enclosed proxy and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are personally present at the meeting, your proxy will be returned to you if you desire to vote in person.

Astro-Med, Inc.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 11, 2004

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by the Board of Directors of Astro-Med, Inc. (herein called the “Company”) in connection with the annual meeting of the shareholders to be held May 11, 2004. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company at nominal cost. The Company may reimburse brokerage houses and other custodians, nominees and fiduciaries holding stock for others in their names, or in those of their nominees, for their reasonable out-of-pocket expenses in sending proxy material to their principals or beneficial owners and obtaining their proxies. Any shareholder giving a proxy has the power to revoke it at any time prior to its exercise, but the revocation of a proxy will not be effective until notice thereof has been given to the Secretary of the Company. Every properly signed proxy will be voted in accordance with the specification made thereon. This proxy statement and the accompanying proxy are expected to be first sent to shareholders on or about April 12, 2004.

Election of Directors

At the annual meeting, five directors are to be elected to hold office until the next annual meeting or until their respective successors are elected and qualified. The persons named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below. Certain information concerning such nominees is set forth below:

Name and Age	Business Experience During Past Five Years	Director Since
Albert W. Ondis (78)	Chairman of the Company	1969
Everett V. Pizzuti (67)	President of the Company	1985
Jacques V. Hopkins (73)	Former Partner, Hinckley, Allen & Snyder LLP (Attorneys at Law) (Retired 1997)	1969
Hermann Viets, Ph.D. (61)	President, Milwaukee School of Engineering (since 1991); Director, Gehl Company (farm equipment)	1988
Graeme MacLetchie (66)	Director, Deutsche Bank Alex Brown (Private Client Division)	2002

Voting at Meeting

Only shareholders of record at the close of business on March 26, 2004 will be entitled to vote at the meeting. On the record date, there were 4,743,501 shares of common stock of the Company outstanding. There was no other outstanding class of voting securities. Each shareholder has one vote for every share owned.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 26, 2004 (except as noted) the record and beneficial ownership of the Company’s outstanding shares of common stock by each person who is known to the Company to own of record or beneficially more than 5 percent of such stock, by each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Albert W. Ondis	1,474,911	(1)	29.4%
600 East Greenwich Avenue
West Warwick, Rhode Island

Everett V. Pizzuti	472,043	(2)	9.4%
600 East Greenwich Avenue
West Warwick, Rhode Island

Dimensional Fund Advisors, Inc.	245,100	(3)	5.2%
1299 Ocean Avenue
Santa Monica, California

Jacqueline B. Ondis	310,000		6.5%
40 Oak Grove Street
Warwick, Rhode Island

Hermann Viets	133,212	(4)	2.8%

Joseph P. O’Connell	192,093	(5)	3.9%

Elias G. Deeb	92,013	(6)	1.9%

Jacques V. Hopkins	41,107	(7)	0.9%

Michael J. Sullivan	43,007	(8)	0.9%

Graeme MacLetchie	56,000	(9)	1.2%

All directors and executive officers of the Company as a group (12)	2,613,220	(10)	45.5%

(1)	Includes 142,478 shares held in trust for children, 274,000 shares deemed to be beneficially owned because of exercisable options to acquire shares and 2,850 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(2)	Includes 296,225 shares deemed to be beneficially owned because of exercisable options to acquire shares and 2,903 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(3)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to have beneficial ownership of the number of shares shown as of December 31, 2003, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans. Dimensional serves as investment advisor or manager to all of such entities. Dimensional disclaims beneficial ownership of all such shares.

(4)	Includes 112 shares held by Dr. Viets as custodian for a child and 7,000 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(5)	Includes 191,000 shares deemed to be beneficially owned because of exercisable options to acquire shares and 815 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(6)	Includes 80,500 shares deemed to be beneficially owned because of exercisable options to acquire shares and 2,061 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(7)	Includes 25,607 shares held as a trustee of a trust for the benefit of a child of Mr. Ondis, and 7,000 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(8)	Includes 39,500 shares deemed to be beneficially owned because of exercisable options to acquire shares and 273 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(9)	Includes 1,000 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(10)	Includes 1,002,725 shares deemed to be beneficially owned because of exercisable options to acquire shares and 12,670 shares allocated to the accounts of officers under the Company’s Employee Stock Ownership Plan.

Meetings and Committees

During the fiscal year ended January 31, 2004, the Board of Directors held four formal meetings and two meetings by telephone conference. The Board of Directors has adopted a policy that requires members of the Board to make every effort to attend each annual shareholders meeting. All members of the Board of Directors attended the 2003 annual shareholders meeting.

The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee, which was formed in March 2004. The members and chairs of each of those committees are appointed each year. Membership of the Audit, Compensation or Nominating Committee is comprised of the Company’s three outside directors, Messrs. Hopkins and MacLetchie and Dr. Viets, all of whom are independent as defined under the applicable NASDAQ listing standards and Securities and Exchange Commission (“SEC”) rules.

Each of the Audit, Compensation and Nominating Committees has a written charter approved by the Board of Directors. A copy of each charter is available on the Company’s website at www.astromed.com under “Investor Relations – Corporate Governance”. Additionally, a copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement.

Audit Committee. The Audit Committee’s primary duties and responsibilities include overseeing the integrity of the Company’s financial reports, appointing, setting the compensation and overseeing the Company’s independent accountants, and assessing the qualifications and independence and performance of the Company’s independent accountants and the adequacy of internal controls. The Audit Committee meets with the Company’s independent accountants to review quarterly financial results, the annual audit scope, the results of the audit and other relevant matters. Mr. Hopkins serves as Chairman of the Audit Committee, which held three in person meetings and one meeting by telephone conference during the fiscal year ended January 31, 2004. The Board of Directors has determined that all three members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are independent as defined under the NASDAQ listing requirements and applicable SEC rules. Additionally, the Board of Directors has determined that Graeme MacLetchie satisfies the “financial sophistication” requirement of the NASDAQ listing requirements, but that none of the Audit Committee members qualifies as an “audit committee financial expert” as defined by the SEC rules, which, in the view of the Board of Directors, require an advanced understanding of internal controls and procedures. However, the Board believes that the members of the Audit Committee have a thorough understanding of the Company’s business, the accounting issues relevant to the Company’s financial statements and audit committee functions and possess the requisite skills to perform effectively their oversight function. The Audit Committee members expect to increase their understanding of internal controls and procedures as the Company assesses and evaluates its internal control processes and procedures in order to provide the attestation report on internal control over financial reporting that the Company must file with respect to its fiscal year ending January 31, 2006.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to director and executive compensation. The Compensation Committee’s responsibilities include establishing and reviewing the Company’s executive and director compensation philosophy, strategies, plans and policies, making recommendations with respect to the design of the Company’s incentive compensation plans and equity based plans, granting awards under such plans and overseeing generally the administration of such plans, evaluating the performance and determining the compensation of the Chief Executive Officer and reviewing and approving recommendations on compensation of other executives. Dr. Viets serves as chairman of the Compensation Committee, which held one in person meeting and one meeting by telephone during the fiscal year ended January 31, 2004.

Nominating Committee. The Nominating Committee is responsible for: identifying individuals qualified to be members of the Board of Directors and recommending such individuals to be nominated by the Board of Directors for election to the Board of Directors by the shareholders. The Nominating Committee was formed in March 2004 and, accordingly, did not hold any meetings in the fiscal year ended January 31, 2004. Dr. Viets serves as chairman of the Nominating Committee.

Nomination of Directors

The Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. The Nominating Committee does not set specific criteria for directors but seeks individuals who possess the highest ethical standards and integrity, have a history of achievement that reflects superior standards for themselves and others, have the ability to provide wise, informed and thoughtful counsel to management on a range of issues, exercise independence of thought and possess skills and expertise appropriate to meet the Company’s needs and advance the long-term interests of the shareholders. All non-employee directors must be independent within the meaning of applicable NASDAQ rules. The Nominating Committee must also ensure that members of the Board of Directors as a group maintain the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation and Nominating Committees. The Nominating Committee will consider shareholder nominees for director in the same manner as nominees for director from other sources.

Shareholders may send recommendations for director nominees to the Nominating Committee at the Company’s offices at 600 East Greenwich, West Warwick, Rhode Island 02893. Submissions should include information regarding a candidate’s background, qualifications, experience and willingness to serve as a director. In addition, Section 10 of Article II of the Company’s By-Laws set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of shareholders. These procedures include a requirement for written notice to the Company at least 60 days prior to the scheduled annual meeting and must contain the name and certain information concerning the nominee and the Shareholders who support the nominee’s election. For the annual meeting to be held in 2005, the notice deadline under the By-Laws is March 11, 2005. A copy of this By-Law provision may be obtained by writing to Astro-Med, Inc., Attn: Investor Relations Department, 600 East Greenwich, West Warwick, Rhode Island 02893.

Communications with the Board of Directors

The Company’s Board of Directors provides a process for shareholders to communicate directly with the members of the Board of Directors or the individual chairman of standing committees. Any shareholder with a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board of Directors may communicate directly with the directors by writing directly to those individuals c/o Astro-Med, Inc., 600 East Greenwich, West Warwick, Rhode Island 02893. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate offices that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Compensation of Directors

Messrs. Hopkins, MacLetchie and Viets are paid an annual retainer of $3,500 plus $500 for each Board meeting attended. Directors who are also officers or employees of the Company are not entitled to receive any compensation in addition to their compensation for services as officers or employees.

Those directors who are not also officers and employees of the Company receive options to purchase common stock under the Company’s Non-Employee Director Stock Option Plan (the “Director Plan”) as compensation for their services to the Company. Under the Director Plan, Messrs. Hopkins and Viets each received non-qualified option to purchase 1,000 shares of common stock on May 21, 1996, the date the Company’s shareholders approved the Director Plan and Mr. MacLetchie received a non-qualified option to purchase 1,000 share of common stock upon his initial election to the Board of Director in May 2002, Any non-employee director who is elected in the future will receive non-qualified option to purchase 1,000 shares of common stock on the date of the director’s initial election to the Board of Directors. Each non-employee director (other than a director first elected after June 30 of the prior year) receives an annual non-qualified option to purchase 1,000 shares of common stock as of the first business day of January of each year. All options have an exercise price equal to the market price of the common stock on the day of the grant and are exercisable for a term of ten years. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability, or a change of control. A total of 30,000 shares have been reserved for issuance under the Director Plan. Messrs. Hopkins, MacLetchie and Viets each received options to acquire 1,000 shares at $13.18 per share on January 2, 2004. Options for an aggregate of 24,000 shares, with exercise prices ranging from $3.75 to $13.18 per share were outstanding under the Director Plan at January 31, 2004.

Other Information Relating to Directors

The law firm of Hinckley Allen & Snyder LLP, of which Mr. Hopkins is a retired partner, provides legal services to the Company.

Other than as described under “Indebtedness of Management”, no officer, director or nominee for director of the Company or any associate of any of the foregoing had during the fiscal year ended January 31, 2004 any material interest, direct or indirect, in any material transaction or any material proposed transaction to which the Company was or is to be a party.

Report On Executive Compensation

The Board of Directors has delegated to the Compensation Committee the authority to fix compensation (including stock options) for the Company’s Chief Executive Officer and other key employees. The Compensation Committee is comprised of the Company’s three non-employee directors, Dr. Viets (Chairman), Mr. MacLetchie and Mr. Hopkins. Mr. Ondis meets with the Compensation Committee to review the compensation program and make recommendations for senior executive officers. Compensation consists of three principal elements (salary, bonus and stock options).

Executive Compensation Philosophy.    Compensation of the Company’s executive officers should link management initiatives with the actual financial performance of the Company. Similarly, the compensation should attract, retain and motivate highly qualified individuals to achieve the Company’s business goals and link their interests with shareholder interests.

Salary.    Base salaries for executive officers were established a number of years ago after reviewing compensation for competitive positions at manufacturing companies of comparable size and profitability operating in a similar industry. Historically, base salaries have been increased at annual rates which approximate the general rates of increase of compensation for all employees of the Company and for generally publicized competitive positions elsewhere in industry. Effective November, 2001, the base salaries of executives were reduced as part of a general cost reduction program, with the results that base salaries for fiscal 2003 were at or below fiscal 2002 levels. Base salaries for executives were increased 3% from 2003 levels during fiscal 2004, which approximates the rate of increase for all employees at the Company.

Bonus.    The Compensation Committee adopted a management bonus plan for the purpose of providing incentive compensation to employees of the Company. Awards are based on the Company’s achieving specified financial objectives, such as net income and return on net assets, as well as each individual’s specific business objectives. The specified threshold and target financial objectives and business objectives and the related bonus payouts are established annually and, accordingly, individual awards may vary, up or down, from year to year. No bonus payments were made in fiscal years 2002 and 2003. Bonuses paid or accrued during fiscal year 2004 amounted to $669,210 of which $297,058 was to executives.

Stock Options.    Total executive compensation includes long-term incentives afforded by stock options. Stock option grants are made by the Compensation Committee upon consideration of recommendations made by senior management. The objectives of option grants are to align the long-term interests of executives and key employees with shareholder interests, by creating a strong and direct link between compensation and total shareholder return. In this connection, grants are intended to enable recipients to develop and maintain significant long-term stock ownership in the Company. Stock options are the principal vehicle for the payment of long-term compensation. Grants of stock options reflect subjective consideration of such matters as other compensation and the employee’s position in the Company and contributions to the Company.

Compensation of Chief Executive Officer.    Mr. Ondis is eligible to participate in the same executive compensation plans available to other senior executives. Effective in February, 2004, his base salary was increased from $229,500 to $236,400, a 3% increase, deemed consistent with salary increases among executives in comparable position in similar industries. No option grants were made to Mr. Ondis during fiscal year 2004.

Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to a public company’s five highest paid executive officers to the extent any such officer’s annual compensation exceeds $1,000,000, subject to certain exceptions. The Board of Directors has deferred adopting a policy on this issue, as it does not expect the compensation of these individuals to reach relevant levels in the near future.

Conclusion.    Through the program described above, the Compensation Committee firmly believes a direct link has been established between the Company’s financial performance, executive compensation and resultant stock price performance.

Compensation Committee

Hermann Viets, Ph.D. (Chairman)

Graeme MacLetchie

Jacques V. Hopkins

Executive Compensation

The following table sets forth the total annual compensation paid or accrued, together with other information for the fiscal years ended January 31, 2004, 2003 and 2002, for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total annual salary and bonus for the fiscal year ended January 31, 2004 exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Securities Underlying Options Granted(#)	All Other Compensation($)(b)
		Salary($)	Bonus($)	Other ($)(a)
Albert W. Ondis	2004	235,373	69,249	26,219	—	4,538
Chairman, Chief	2003	225,087	—	31,237	62,000	2,301
Executive Officer	2002	253,837	—	42,360	62,000	878

Everett V. Pizzuti	2004	229,643	65,538	31,660	15,200	4,559
President, Chief	2003	215,117	—	29,068	62,000	2,939
Operating Officer	2002	231,469	—	31,820	62,000	2,605

Joseph P. O’Connell	2004	170,220	42,220	14,114	10,000	4,168
Vice President and Treasurer,	2003	158,395	—	15,434	48,500	2,376
Chief Financial Officer	2002	173,304	—	15,289	50,000	2,513

Elias G. Deeb	2004	136,239	34,553	—	10,000	3,407
Vice President, Media Products	2003	130,492	—	—	15,000	1,949
	2002	136,424	—	—	5,000	2,145

Michael J. Sullivan	2004	133,475	32,675	—	10,000	3,353
Vice President and Chief	2003	127,945	—	—	15,000	1,919
Technology Officer	2002	132,825	—	—	5,000	2,082

(a)	Represents imputed interest on indebtedness of management in the amount of $4,889 for Mr. Ondis and $2,001 for Mr. Pizzuti and reimbursement for taxes attributable to use of Company provided vehicles and cash compensation in lieu of Company provided vehicles.
(b)	Amounts consist of the Company’s annual contributions, including matching contribution, to the Astro-Med, Inc. Retirement Savings Plan and $604 for each individual to the Astro-Med, Inc. Employee Stock Ownership Plan.

Indebtedness of Management

The following information describes loans to directors and executive officers of the Company whose indebtedness to the Company exceeded $60,000 at any time during the fiscal year ended January 31, 2004.

Name	Largest Amount of Indebtedness Outstanding at Any Time	Amount of Indebtedness Outstanding at Year End
Albert W. Ondis, Chairman and Director	$321,640	$321,640
Everett V. Pizzuti, President and Director	131,624	131,624

The indebtedness is comprised of unsecured non-interest bearing demand notes for loans made to the persons named prior to fiscal year 1992.

Profit-Sharing Plan

The Company has a qualified Profit-Sharing Plan which provides retirement benefits to substantially all employees of the Company and provides for contributions into a trust fund in such amounts as the Board of Directors may annually determine. Each eligible employee shares in contributions on the basis of relative (limited to $200,000) compensation.

In addition, participants are permitted to defer up to 50% of their cash compensation and make contributions of such deferral to this Plan through payroll deductions. The Company makes matching contributions equal to 50% of the first percent of compensation contributed and 25% of the second, third, fourth and fifth percent. The deferrals are made within the limits prescribed by Section 401(k) of the Internal Revenue Code.

The Plan provides for the vesting of 100% of matching contributions made by the Company to the account of an employee after three years of service. Contributions by an employee are 100% vested immediately. The Company’s contributions paid or accrued for the fiscal year ended January 31, 2004 totaled $223,100.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan which provides retirement benefits to substantially all employees of the Company. Contributions in such amounts as the Board of Directors may annually determine are allocated among eligible employees on the basis of relative (limited to $100,000) compensation. Participants are 100% vested in any and all allocations to their accounts. Contributions, which may be in cash or stock, are invested by the Plan’s Trustee in shares of common stock of the Company. The Company’s contributions paid or accrued for the fiscal year ended January 31, 2004 totaled $75,000.

Stock Option Plans

The Company has a Non-Qualified Stock Option Plan adopted in the fiscal year ended January 31, 1999 and amended in the fiscal year ended January 31, 2002 under which options for an aggregate of 1,000,000 shares of common stock may be granted to officers and key employees as well as consultants or other persons who render services to the Company at an exercise price of not less than 50% of the market price on the date of grant. Options granted under this plan for an aggregate of 25,200 shares, with an exercise price of $3.30 were granted during the fiscal year ended January 31, 2004. Options granted under this plan for an aggregate of 480,900 shares with exercise prices ranging from $3.30 to $7.50 per share were outstanding at January 31, 2004. A total of 452,300 shares remain available for option grants under this plan.

The Company also has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1994 under which options for an aggregate of 250,000 shares of common stock may be granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options granted under this plan for an aggregate of 12,000 shares with an exercise price of $3.30 were granted during the fiscal year ended January 31, 2004. Options granted under this plan for an aggregate of 164,500 shares with exercise prices ranging from $3.30 to $10.25 per share were outstanding at January 31, 2004. No shares remain available for option grants under this plan.

In addition, the Company has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1998 and amended in the fiscal years ended January 31, 1999 and 2001, under which options for an aggregate of 1,250,000 shares of common stock may be granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options granted under this plan for an aggregate of 115,000 shares with an exercise price of $3.30 were granted during the fiscal year ended January 31, 2004. Options granted under this plan for an aggregate of 443,950 shares with exercise prices ranging from $3.30 to $8.13 per share were outstanding at January 31, 2004. A total of 400,050 shares remain available for option grants under this plan.

The following tables present certain information concerning stock options granted and exercised by each executive officer named in the Summary Compensation Table during the fiscal year ended January 31, 2004, and the year-end value of unexercised options held by each of those officers.

Aggregated Option Exercises in Fiscal Year Ended

January 31, 2004 and Held at January 31, 2004

Name	Shares Acquired On Exercise (#)	Value Realized ($) (a)	Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In- The-Money Options at Fiscal Year End($)(b)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Albert W. Ondis	—	—	274,000	—	2,496,723	—
Everett V. Pizzuti	66,800	840,803	296,225	175	2,395,153	1,521
Joseph P. O’Connell	10,000	109,775	191,000	—	1,808,728	—
Elias G. Deeb	10,000	89,900	80,500	—	695,989	—
Michael J. Sullivan	10,000	125,800	39,500	—	366,529	—

(a)	Amount represents excess of market value over exercise price on date of exercise. The table does not reflect income taxes which may have been payable by the individual in connection with the exercise of the options.
(b)	Amount represents excess of market value as of January 31, 2004 over exercise price.

Option Grants — Fiscal Year

Ended January 31, 2004

Name	Option Grants (#) (a)	% Of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price ($)	Expiration Date	Grant Date Value ($)(b)
Albert W. Ondis	—	—%	—	—	—
Everett V. Pizzuti	15,200	10.0%	3.30	3/31/13	14,896
Joseph P. O’Connell	10,000	6.6%	3.30	3/31/13	9,800
Elias G. Deeb	10,000	6.6%	3.30	3/31/13	9,800
Michael J. Sullivan	10,000	6.6%	3.30	3/31/13	9,800

(a)	Options became exercisable on October 31,2004.
(b)	Amounts represent the fair value of each option granted and were estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 45%; expected life of 5 years; risk-free interest rate of 3.5% and dividend yield of 4.3%.

Performance Graph

Set forth below is a line graph comparing the cumulative total return on the Company’s common stock against the cumulative total return of a NASDAQ market index and a peer index for the period of five fiscal years ended January 31, 2004. The University of Chicago’s Center for Research in Security Prices (CRSP) total return index for the NASDAQ Stock Market is calculated using all companies which trade on the NASDAQ National Market System (NMS) or on the NASDAQ supplemental listing. It includes both domestic and foreign companies. The index is weighted by the then current shares outstanding and assumes dividends reinvested. The return is calculated on a monthly basis. The peer group index, the CRSP Index for NASDAQ Electronic Components Stock designated below as the industry index, is comprised of companies classified as electronic equipment manufacturers. The total returns assume $100 invested on February 1, 1999 with reinvestment of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG

ASTRO-MED, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON FEBRUARY 1, 1999

ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING JANUARY 31, 2004

	Fiscal Years Ended January 31
	1999	2000	2001	2002	2003	2004
Astro-Med, Inc.	100	109.31	81.22	70.46	69.63	300.06
Peer Group Index	100	185.71	151.30	95.28	48.01	94.77
Nasdaq Market Index	100	157.77	110.59	77.06	52.90	83.27

The Board of Directors and its Compensation Committee recognize that the market price of stock is influenced by many factors, only one of which is issuer performance. The Company’s stock price may also be influenced by market perception of the Company in particular and the electronic equipment manufacturing industry in general, economic conditions and government regulation. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the NASDAQ listing standards and SEC rules. The Audit Committee operates under a written charter approved by the Board of Directors a copy of which is attached as Appendix A to this Proxy Statement.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s responsibilities focus on two primary areas: (1) the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; and (2) the independence and performance of the Company’s independent accountants. The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors.

The Audit Committee has met with management and the Company’s independent accountants, Ernst & Young LLP, to review and discuss the January 31, 2004 financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the Ernst & Young LLP the matters required by Statement on Auditing Standards No.61 (Communication with Audit Committees). The Audit Committee also received from Ernst & Young LLP written disclosures and the letter regarding independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Ernst & Young LLP that firm’s independence.

The Audit Committee received the information concerning the fees of Ernst & Young LLP for the year ended January 31, 2004 set forth below under “Independent Accountant Fees and Services.” The Audit Committee considered whether the provision of these non-audit services is compatible with maintaining the independence of the independent accountants and has determined that the provision of such services by Ernst & Young LLP is compatible with maintaining that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Board of Director’s include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004, to be filed with the SEC.

Audit Committee

Jacques V. Hopkins (Chairman)

Hermann Viets, Ph.D.

Graeme MacLetchie

Independent Accountant Fees and Services

The Company selected Ernst & Young LLP as independent accountants to audit the financial statements of the Company for fiscal year ended January 31, 2004. The Company expects a representative of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

Aggregate fees for professional services rendered for the Company by Ernst & Young LLP as of or for the fiscal years ended January 31, 2004 and 2003 are set forth below. The aggregate fees included in the Audit category are billed for the fiscal years for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	2004	2003
Audit Fees	$115,000	$93,800
Audit-Related Fees	$17,000	$10,000
Tax Fees	$9,500	$7,500
All Other Fees	$1,500	$-0-

Audit Fees for the fiscal years ended January 31, 2004 and 2003 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year end audit of the consolidated financial statements.

Audit-Related Fees as of the fiscal years ended January 31, 2004 and 2003 were for employee benefit plan audits.

Tax Fees as of the fiscal years ended January 31, 2004 and 2003 were for services rendered for tax returns and estimates, tax advice and tax planning.

All Other Fees as of the fiscal year ended January 31, 2004 were for an online research database.

Policy on Audit Committee Pre-Approval. The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.

Financial Reports

A copy of the annual report of the Company for the fiscal year ended January 31, 2004 including the Company’s annual report to the Securities and Exchange Commission on Form 10-K, accompanies this proxy statement. Such report is not part of this proxy statement.

Proposals For 2005 Annual Meeting

The 2005 annual meeting of the shareholders of the Company is scheduled to be held on May 10, 2005. If a shareholder intending to present a proposal at that meeting wishes to have such proposal included in the Company’s proxy statement and form of proxy relating to the meeting, the shareholder must submit the proposal to the Company not later than December 15, 2004. . Shareholder proposals that are to be considered at the 2005 annual meeting but not requested to be included in the Proxy Statement must be submitted no later than March 11, 2005 and no earlier than December 11, 2004.

Other Matters

No business other than that set forth in the attached Notice of Meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in what they consider the best interests of the Company.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

Margaret D. Farrell

Secretary

Dated:	April 12, 2004

Appendix A

ASTRO-MED, INC.

Audit Committee Charter

I.	STATEMENT OF PURPOSE

A.	The Board of Directors (the “Board”) of Astro-Med, Inc. (the “Company”) has oversight responsibilities with respect to the Company’s maintenance of an adequate system of internal control and financial reporting, the qualifications, independence and performance of the independent auditor and the Company’s compliance with legal and regulatory requirements. Through this charter, the Board delegates certain duties and responsibilities to its Audit Committee (the “Committee”) to assist it in fulfilling these responsibilities.

B.	The Board recognizes that an informed and vigilant Audit Committee represents an effective influence for ensuring adequate internal controls and accurate and complete financial reporting. The members of the Committee are expected to discharge their duties with the same good faith, diligence, care and skill exercised in performing their duties as Directors of the Company.

C.	The responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of these activities to the Board. Management has primary responsibility to establish and maintain systems for accounting, reporting, internal control and ethical conduct and is responsible for preparing the Company’s financial statements and related disclosures. The Company’s independent auditors are responsible for auditing those financial statements in accordance with applicable professional standards. The Committee is not responsible for planning or conducting audits, certifying the Company’s financial statements or guaranteeing the auditor’s report.

II.	ORGANIZATION and GENERAL

A.	The Committee shall be composed of three non-management directors, each of whom shall meet the independence and experience requirements of The NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (“SEC”) and all other applicable legal requirements. Each member shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member.

B.	Each member shall be financially literate and able to read and understand the Company’s financial statements and at least one member of the Committee will have accounting or related financial management expertise. The Board shall determine whether any members of the Committee are audit committee financial experts as defined by the SEC.

C.	Determinations of independence, audit committee financial expertise, financial literacy and accounting or related financial management expertise shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable law and the listing requirements of NASDAQ.

D.	The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or until their earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

E.	The Committee shall have a Chairman, appointed by the Board. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

F.	The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The agenda for each meeting will provide time during which the Committee can meet with the independent auditors and management in separate private sessions to discuss any matters that the Committee or these groups believe should be discussed. The Committee may also meet periodically in separate executive sessions. The Chairman of the Board or any member of the Committee may call meetings of the Committee.

G.	Meetings of the Committee may be held telephonically. A majority of Committee members will constitute a quorum for the transaction of business. The Committee shall maintain a written record of its proceedings.

H.	The Committee shall have the power to adopt its own operating rules and procedures and to call upon assistance from officers and employees of the Company and outside counsel and consultants without the consent of management. The Committee Chairman shall report its activities to the full Board following each meeting of the Committee to keep the Board informed of Committee activities and findings on a current basis.

III.	RESOURCES AND AUTHORITY

A.	To discharge its oversight responsibilities effectively, the Committee will maintain open lines of communication with the Chief Financial Officer and with the Company’s independent auditors, each of whom will have free and direct access to the Committee.

B.	The Committee shall be given full access to the Company’s financial reporting staff, the Board, corporate executives and independent auditors, as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have the authority of the Board.

C.	The Committee has the authority to study or investigate any matter of interest or concern that it deems appropriate. The Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including authority to approve the fees payable to such advisors and any other terms of retention.

D.	The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by officers and employees of the Company, whom such member believes to be reliable and competent in the matters presented and on counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

IV. DUTIES AND RESPONSIBILITIES

A.	Oversight of Internal Controls

1.	The Committee shall provide supervisory oversight for and review the adequacy of the development and maintenance of the systems of internal controls. These controls should be designed to assure that assets are safeguarded, transactions are authorized, and that transactions are properly recorded. Senior management or the independent auditors may be called upon to discuss the control systems and changes thereto as may be needed.

2.	The Committee shall annually review with management and the independent auditor the basis for the disclosures made in the annual report to shareholders regarding the Company’s internal controls for financial reporting.

3.	The Committee shall review any deficiencies identified by management in the design and operation of internal control for financial reporting. At least annually, the Committee shall consider, in consultation with management and the independent auditor, the adequacy of the Company’s internal control for financial reporting, including the resolution of identified material weaknesses and reportable conditions, if any.

B.	Retention and Oversight of Independent Auditors

1.

The Committee shall be directly responsible for the appointment, compensation, evaluation and termination of any accounting firm employed by the Company (including resolving any disagreements between management and the auditor) for purposes of preparing or issuing an audit report and related work. The accounting firm shall report directly to the Committee. The Committee shall approve on an annual basis the estimated fees to be paid to the independent auditors for the annual audit of the consolidated financial statements of the Company and limited reviews of its quarterly financial statements. In this connection, the Committee shall also review the independent auditor’s engagement letter and discuss general audit approach.

2.	The Committee shall preapprove audit and non-audit services performed on behalf of the Company by the independent auditors that are not prohibited by law or regulation pursuant to such processes as the Committee determines to be advisable. The Committee may delegate pre-approval authority for any permissible non-audit service to one or more members of the Committee, provided that any pre-approval granted by such member or members pursuant to such delegated authority is presented to the Committee at its next scheduled meeting.

3.	The Committee shall review any non-audit services performed on behalf of the Company by the independent auditor that meet the de minimis exception under applicable law and regulations.

4.	The Committee shall ensure that retention of the independent auditors to perform audit and nonaudit services is properly disclosed in the Company’s proxy statement and filings with the SEC.

5.	The Committee shall review, at least annually, with management and with the independent auditor, the qualifications, performance and independence and objectivity of the independent auditor. In connection with such review and evaluation, the Committee should

•	Obtain and review a written report from the independent auditor at least annually regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years concerning one or more independent audits carried out by the firm, and (iii) any steps taken to deal with any such issues;
•	Obtain an annual written statement from the independent auditor delineating all relationships, both direct and indirect, between the independent auditor and the Company, including each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board No. 1;
•	Consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management;
•	Discuss any relationships that may impair the auditor’s independence and take such actions as it deems appropriate or make recommendations to the Board regarding actions to be taken to remedy such impairment; and
•	Ensure appropriate audit and concurring partner rotation as required by law.

6.	The Committee shall meet with the independent auditor subsequent to each audit to review any significant auditing or accounting issues encountered during the audit, and the level of support provided by the Company’s finance department. The independent auditor will also review with the Committee any audit findings concerning the adequacy of the system of internal controls and compliance therewith, including the responses provided by management of any such findings.

7.	The Committee shall obtain from management a description of issues and responses whenever a second opinion is sought from another independent public accountant. The Committee shall discuss with the independent auditor issues on which the independent auditor communicated with its national office regarding auditing or accounting issues.

8.	The Committee shall recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

C.	Oversight of Financial Reporting

1.	The Committee shall review and discuss with management and the independent auditor the annual audited financial statements of the Company prior to filing or distribution and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K. The Committee shall review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings. The Committee shall review the Company’s quarterly financial statements prior to filing or distribution if the Company’s independent auditor has identified any matters that are required to be communicated to the Committee under the auditor’s professional standards or as the Committee otherwise deems appropriate. The purposes of the reviews shall be to evaluate the financial reporting process to reasonably assure that the financial statements fairly present the financial position and results of operations of the Company in accordance with generally accepted accounting principles, consistently applied. The Committee shall inquire regarding and discuss with the independent auditor the following:

•	Significant variations in financial information between periods.

•	Changes in accounting standards or rules promulgated by the Financial Accounting Standards Board or the SEC that have an impact on the financial statements.

•	Estimates made by management having a material impact on the financial statements.

•	Analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

•	Changes in accounting principles adopted by the Company, which have a significant impact on the financial statements and any significant changes in the Company’s selection or application of accounting principles.

•	Any major issues as to the adequacy of the company’s internal controls and any specific audit steps adopted in light of material control deficiencies.

•	Any material written communications between the independent auditor and the Company’s management, including any management letter provided by the independent auditor and the Company’s response to that letter.

•	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, or personnel and any significant disagreements with management.

2.	The Committee shall discuss with management the use of “pro forma”, “adjusted” or other non-GAAP information, as well as financial information and earnings guidance provided to analysts.

3.	The Committee shall discuss with management and the independent auditor the effect of accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

4.	The Committee shall discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

D.	Other

1.	The Committee will comply with all regulations of the SEC and the NASDAQ Stock Market (“NASDAQ”) as they relate to disclosures and corporate governance, including, without limitation, review and approval of all related party transactions (as defined under applicable NASDAQ and SEC rules).

2.	The Committee will prepare a report for the annual proxy statement that states whether the Committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required by Statement on Auditing Standard No. 61 (Communications with Audit Committees), and received and discussed with the independent auditors the matters required by Independence Standards Board No. 1 (Independence Discussions with Audit Committee). The report must also state whether, based on the procedures performed, the members of the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

3.	The Committee shall review annually management’s plan for determining compliance with the Corporate Policy on Ethics.

4.	The Committee shall administer the Company’s Code of Conduct for Chief Executive Officer, Chief Operating Officer and Senior Financial Officers, including consideration of any waivers and investigation of any alleged violations thereof.

5.	The Committee shall review significant cases of employee conflict of interest, misconduct or fraud.

6.	The Committee shall ensure that there are procedures in place to facilitate (i) the receipt, retention and treatment of complaints from third parties regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting, internal accounting controls or auditing matters. The Committee shall be responsible for designating the individual responsible for receiving such complaints, which shall be the Company’s legal counsel, Margaret D. Farrell, unless otherwise specified by the Committee.

7.	Where appropriate the Company’s outside counsel will be asked to meet with the Committee. At least annually, the Committee will review a report of outstanding litigation against the Company that may have a significant impact on the financial statements.

8.	The Committee shall annually review and assess the adequacy of this charter, amend it as appropriate, and seek and receive Board approval of the proposed changes.

As adopted March 22, 2004

ASTRO-MED, INC.

Annual Meeting of Shareholders—May 11, 2004

The undersigned, whose signature appears on the reverse side of this proxy, hereby appoints Albert W. Ondis, Everett V. Pizzuti, Jacques V. Hopkins, Graeme MacLetchie and Hermann Viets, or a majority of such of them as shall be present, attorneys with power of substitution and with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ASTRO-MED, INC. at the annual meeting of shareholders to be held May 11, 2004, in West Warwick, Rhode Island, and at any adjournments thereof, as follows:

1. ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

Albert W. Ondis, Everett V. Pizzuti, Jacques V. Hopkins, Hermann Viets and Graeme MacLetchie.

(INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

2. In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SPECIFIED IN PROPOSAL 1.

PLEASE DATE, SIGN AND RETURN THIS PROXY

Dated                                                     , 2004                                                          Signed

(Sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian or in a corporate capacity, please give full title as such. In case of joint tenants or multiple owners, each party must sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY